Exhibit 99.1

Nutriband Signs Associate Partnership With Charlotte FC

ORLANDO, FL / ACCESSWIRE / April 4, 2025 / Nutriband Inc. (the “Company”)(NASDAQ:NTRB)(NASDAQ:NTRBW), a developer of transdermal pharmaceutical products, today announced that it has signed an Associate Partnership agreement with Charlotte FC.

The Company intends to use the Associate Partnership to build visibility for its brands such as AI Tape which is manufactured locally in the Charlotte area.

“We are very excited to partner with an organization such as Charlotte FC as an Associate Partner. Manufacturing many of our products locally in the Charlotte region through our Pocono subsidiary makes this relationship special.’’

AI Tape is manufactured in the USA at the Company’s Pocono Pharmaceutical facility in North Carolina.

The Company also intends to use the relationship to promote its platform technology AVERSA and raise awareness for the technology which has the potential to be the Worlds first and only abuse deterrent patch platform for managing chronic pain.

About Nutriband Inc.

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product under development is an abuse deterrent fentanyl patch incorporating our AVERSA™ abuse deterrence technology. AVERSA™ technology can be incorporated into any transdermal patch to prevent the abuse, misuse, diversion, and accidental exposure of drugs with abuse potential.

The Company’s website is www.nutriband.com. Any material contained in or derived from the Company’s websites or any other website is not part of this press release.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words ’‘believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including those including the Company’s ability to develop its proposed abuse deterrent fentanyl transdermal system and other proposed products, its ability to obtain patent protection for its abuse technology, its ability to obtain the necessary financing to develop products and conduct the necessary clinical testing, its ability to obtain Federal Food and Drug Administration approval to market any product it may develop in the United States and to obtain any other regulatory approval necessary to market any product in other countries, including countries in Europe, its ability to market any product it may develop, its ability to create, sustain, manage or forecast its growth; its ability to attract and retain key personnel; changes in the Company’s business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form S-1, Form 10-K for the year ended January 31, 2024 and Forms 10-Q, and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.